Exhibit 99.1

NEWS RELEASE

Date:	December 16, 2004

For Release:	Upon Receipt

Contact(s):	Marnie Goodman	Cynthia Michener
	860-547-3898	860-547-5624
	marnie.goodman@thehartford.com	cynthia.michener@thehartford.com

Michael G. Morris, Chair of American Electric Power Co., Inc., Joins The Hartford’s Board of Directors

HARTFORD, Conn. – Michael G. Morris, 58, chairman, president and chief executive officer of American Electric Power Co., Inc., has been elected to the board of The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies.

A distinguished leader in the energy industry for over three decades, Morris joined American Electric Power (AEP), the nation’s largest electricity generator and one of the nation’s largest electric utilities with more than five million customers, at the beginning of this year. AEP employs 20,000 people across 11 states with annual revenue in 2003 of $14.5 billion.

“With Michael Morris, The Hartford board is adding an exemplary chief executive to its ranks,” said The Hartford’s chairman and CEO Ramani Ayer. “Throughout his career in the utilities industry, Mike has navigated through a complex maze of organizational, regulatory and service issues, and we know his insights and counsel will be of great benefit to our company,” Ayer added.

Morris’ arrival at AEP followed seven years as CEO of Hartford-based Northeast Utilities System, leading the company through the acquisition of the Connecticut Valley Electric Co., the merger with Yankee Energy System, Inc. and, in 2001, the $1.3 billion sale of the Millstone Station nuclear plant.

Prior to joining Northeast Utilities, Morris served as president and CEO of Consumers Energy, the principal subsidiary of CMS Energy, and president of CMS Marketing, Services and Trading. Earlier in his career, Morris held executive posts with subsidiaries of El Paso Energy. Morris also serves on the boards of Cincinnati Bell Inc. and Flint Ink Corporation.

Morris serves on a number of industry-related boards including the U.S Department of Energy’s Electricity Advisory Board, the National Governors Association’s Task Force on Electricity Infrastructure, and the Connecticut Governor’s Council on Economic Competitiveness & Technology.

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A native of Fremont, Ohio, Morris holds both bachelor’s and master’s degrees in science from Eastern Michigan University, where he has served, since 1997, on the Board of Regents. Morris also earned a law degree from Detroit College of Law, is a past member of the board of that institution, and is a member of the Michigan Bar Association.

The election of Michael G. Morris brings the membership of The Hartford’s board to 12.

The Hartford is one of the nation’s largest financial services and insurance companies, with 2003 revenues of $18.7 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford’s Internet address is www.thehartford.com.

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2003 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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